Exhibit 99.1

Rambus Announces Departure of Ron Black as Chief Executive Officer; Luc Seraphin Appointed Interim CEO

SUNNYVALE, Calif. – June 28, 2018 – Rambus Inc. (NASDAQ: RMBS) one of the world’s premier technology licensing companies, today announced that the Company’s Board of Directors has terminated Dr. Ron Black as Chief Executive Officer, effective immediately.

The termination follows an incident unrelated to the Company’s financial and business performance in which the Board determined Dr. Black’s conduct fell short of the Company’s standards. Dr. Black has also resigned from his position on the Rambus Board of Directors. The Board has appointed Luc Seraphin, Senior Vice President & General Manager, Memory and Interfaces Division, as interim CEO of the Company while the Board commences a formal search to identify a new CEO.

Eric Stang, Chairman of the Rambus Board of Directors, said, “This decision was not related to the Company’s operations or finances, and the Board looks forward to working with Luc as we continue to execute the Company’s current strategy and search for Rambus’ next CEO.”

As interim CEO, Mr. Seraphin will have full responsibility for overseeing the Company’s operations until a new CEO is appointed. Mr. Seraphin has served as Senior Vice President & General Manager of Rambus’ Memory and Interfaces Division since 2015. In his current role, Mr. Seraphin has made significant contributions to the development of innovative memory architectures and high-speed serial link solutions, including increasing Rambus’ market footprint for its DDR4 memory buffer chipset and positioning the Company to lead in next generation DDR5 memory buffer chips. Prior to this role, Mr. Seraphin was the Senior Vice President of Rambus’ Worldwide Sales and Operations, during which he oversaw sales, business development, customer support and operations across the Company’s various business units. Mr. Seraphin will retain his responsibilities as Senior Vice President & General Manager of the Memory and Interfaces Division during the interim period.

In addition, director Chuck Kissner has been appointed Vice Chairman of the Board. Mr. Kissner has served as a director on the Rambus Board since 2012. In his newly expanded role as Vice Chairman, Mr. Kissner will provide direct support to Mr. Seraphin and the Company’s senior management team during the interim period to ensure a smooth and effective transition.

Added Mr. Kissner, “We are confident in Luc’s leadership as we work to accelerate Rambus’ growth through the continued execution of key initiatives in strategic technology areas including the Data Center and Mobile Edge.”

About Rambus Inc.

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into tens of billions of devices and systems, our products power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. For more information, visit rambus.com.

Contacts:

Investors

Rahul Mathur, Senior Vice President, Finance and Chief Financial Officer

408-462-8000 / rmathur@rambus.com

Media

Sard Verbinnen & Co

Megan Bouchier / Monique Sidhom

415-618-8750